Exhibit 10.9

AMENDMENT #1 TO LICENSE AGREEMENT

This Amendment #1 to the License Agreement (hereinafter this “Amendment”) has an effective date of July 19, 2011 and is entered into by and between Carnegie Mellon University (“Carnegie Mellon”) and Carmell Therapeutics Corporation, formerly CarMell, LLC (hereinafter “Licensee”).

Witnesseth

Whereas, Carnegie Mellon and Licensee have previously entered into a License Agreement, effective January 30, 2008 (the “License Agreement”);

Whereas, Licensee and Carnegie Mellon desires to amend the License Agreement as described herein;

Now Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Section 5.2 of the License Agreement is hereby amended and restated to read as follows:

“Licensee shall achieve the following milestones:

(i)	Submission of a business plan to Carnegie Mellon, solely acceptable to Carnegie Mellon, by June 30, 2008.

(ii)	Initial product specification developed and preliminary market testing for a Licensed Product completed no later than 18 months from the Effective Date of this Agreement.

(iii)	Completion of additional animal and in vitro testing to support the Company’s business plan and FDA regulatory strategy within 24 months from the Effective Date of this Agreement.

(iv)	Receipt of cumulative capital funding in the amount of $2M within 42 months from the Effective Date of this Agreement.

(v)	Confirmation of the regulatory pathway in U.S. and/or Europe within 48 months from the Effective Date of this Agreement for a Licensed Product.

(v)	Establishment of a cGMP controlled pilot manufacturing facility within 48 months from the Effective Date of this Agreement.

(vii)	Commencement of a pilot clinical trial (approximately 15 patients) within 60 months from the Effective Date of this Agreement for a Licensed Product.

(viii)	Approval by the regulatory agencies in U.S. and/or Europe within 80 months from the Effective Date for marketing of a Licensed Product.

(ix)	Introduction of a Licensed Product to be achieved within 12 months of receipt of approval by the regulatory agencies in U.S. and/or Europe clearance for marketing of a Licensed Product.

2.	Simultaneously in connection with the execution of this amendment, the parties shall enter in that certain Repayment Agreement attached hereto as Exhibit A.

3.

This Amendment and the License Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings (both written and oral) of the parties with respect to that subject matter and cannot be amended or otherwise modified except in a writing executed by the party against whom the amendment or other modification is sought to be charged. The License Agreement as amended by this Amendment shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This Amendment shall be binding up and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

Carnegie Mellon University		Carmell Therapeutics Corporation, formerly CarMell, LLC

By:	/s/ Susan Burkett	By:	/s/ Alan West
	Susan Burkett		Alan West
	Associate Vice President		President and CEO

Date: 7/25/11		Date: July 20, 2011

Exhibit A

Repayment Agreement

Carnegie Mellon University and Carmell Therapeutics Corporation

This Repayment Agreement (“Agreement”) is made and entered into effect as of the 1st day of July, 2011 (“Effective Date”), by and between Carnegie Mellon University, a Pennsylvania non-profit corporation having an address at 5000 Forbes Avenue, Pittsburgh, PA 15213 (“Carnegie Mellon”) and Carmell Therapeutics Corporation, a Delaware corporation having a place of business at 3636 Boulevard of the Allies, Pittsburgh, PA 15213 formerly CarMell LLC (“Carmell”).

Whereas, the parties have entered into a license agreement having an effective date of January 30, 2008 as amended (the “License Agreement”) pursuant to which Carmell is obligated to reimburse Carnegie Mellon for certain fees and costs relating to protecting the intellectual property which is the subject of the License Agreement, such as patent fees and attorneys fees (such fees and costs collectively, the “Patent Costs”); and

Whereas, as of the Effective Date, Carmell owes Carnegie Mellon a total of Three Hundred Forty Thousand Two Hundred Sixty-Four and 53/100 Dollars ($340,264.53) for past due Patent Costs (the “Amount Due”) under the License Agreements; and

Whereas, Carnegie Mellon is willing to allow Carmell to pay the Amount Due in accordance with and subject to the terms and conditions contained in this Agreement.

Now Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1) Carnegie Mellon agrees to allow Carmell to pay to Carnegie Mellon the Amount Due as follows: on or before August 15, 2011 and within ten (10) days of the commencement of on each successive month thereafter until the Amount Due is paid to Carnegie Mellon in full, Carmell shall pay to Carnegie Mellon a minimum monthly amount equal to the lesser of $4,725.90 (Four Thousand Seven Hundred Twenty-Five and 90/100 Dollars) or the portion of the Amount Due remaining unpaid; provided that, notwithstanding the foregoing, on the date on which Carmell’s cumulative capital funding equals or exceeds Five Million Dollars ($5,000,000), the portion of amount due then remaining unpaid shall be paid by Carmell to Carnegie Mellon in full within thirty (30) days thereafter. All amounts payable to Carnegie Mellon in accordance with the foregoing shall be paid to Carnegie Mellon in the manner required by the License Agreement.

2) All royalties and other amounts due and owing to Carnegie Mellon from Carmell under the License Agreement, other than the Amount Due, shall continue to be due and payable, and timely paid to Carnegie Mellon by Carmell, in accordance with the terms of the License Agreement.

3) In the event that Carmell defaults on the payment of any obligation under this Agreement or the License Agreement, the portion of the Amount Due then remaining unpaid shall, notwithstanding anything in this Agreement to the contrary (i) become immediately due and payable to Carnegie Mellon, and (ii) be deemed to be an unpaid and past due obligation under the License Agreement effective as of the date(s) such portion(s) of the Amount Due were originally due under the License Agreement. And, in such case, Carnegie Mellon shall be entitled to exercise any right or remedy afforded to it under the License Agreement, at law, in equity or otherwise, on account of unpaid, past due obligations under the License Agreement.

4) This Agreement sets forth the entire agreement of Carmell and Carnegie Mellon regarding the Amount Due and supercedes any prior written or oral agreements or understandings regarding the Amount Due, including the License Agreement. Except as explicitly set forth in this Agreement, the terms and conditions of the License Agreement shall remain in full force and effect.

The parties hereto have duly executed this Agreement by their duly authorized representatives effective as of the Effective Date.

Carnegie Mellon University

By:	/s/ Susan Burkett
Susan Burkett
Associate Vice President

Date: 7/25/11

Carmell Therapeutics Corporation

By:	/s/ Alan West
Alan West
Chief Executive Officer

Date: July 20, 2011

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